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                                                               HECO Exhibit 12.2
                                                               -----------------


Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


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
                                                                     Nine months ended
                                                                       September 30,
                                                             --------------------------------
(dollars in thousands)                                           1999                1998
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
Fixed charges
Total interest charges....................................       $ 36,756            $ 36,784
Interest component of rentals.............................            574                 552
Pretax preferred stock dividend requirements of
 subsidiaries.............................................          1,120               3,062
Preferred securities distributions of trust subsidiaries..          5,746               3,019
                                                          ---------------     ---------------


Total fixed charges.......................................       $ 44,196            $ 43,417
                                                          ===============     ===============



Earnings
Income before preferred stock dividends of HECO...........       $ 57,528            $ 65,519
Income taxes (see note below).............................         36,120              42,213
Fixed charges, as shown...................................         44,196              43,417
AFUDC for borrowed funds..................................         (1,955)             (5,145)
                                                          ---------------     ---------------


Earnings available for fixed charges......................       $135,889            $146,004
                                                          ===============     ===============


Ratio of earnings to fixed charges........................           3.07                3.36
                                                          ===============     ===============


Note:
Income taxes is comprised of the following:
 Income tax expense relating to operating income from
    regulated activities..................................        $36,208             $42,253
 Income tax benefit relating to loss from
    nonregulated activities...............................            (88)                (40)
                                                          ---------------     ---------------
                                                                  $36,120             $42,213
                                                          ===============     ===============
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